`As filed with the Securities and Exchange Commission on January 24, 2014

Registration Statement No. 333- 185870)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

POST-EFFECTIVE AMENDMENT NO. 4
TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

___________________

Hancock Fabrics, Inc.

(Exact name of registrant as specified in its charter)

___________________

Delaware	64-074905
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Fashion Way
Baldwyn, Mississippi 38824

(662) 365-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

___________________

Steven R. Morgan

President and Chief Executive Officer

One Fashion Way

Baldwyn, Mississippi 38824

(662) 365-6000

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

C. Brophy Christensen, Esq.

Eric C. Sibbitt, Esq.

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, CA 94111-3823

(415) 984-8700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

On January 3, 2013, Hancock Fabrics, Inc., or the Company, filed with the Securities and Exchange Commission, or the Commission, a registration statement on Form S-3 (File No. 333-185870), which was amended by pre-effective amendments filed on February 11, 2013, March 1, 2013 and March 12, 2013, to initially register the offer and sale of transferable rights to purchase warrants, or the Warrants, to purchase up to 9,838,000 shares of common stock, or the Shares, on a delayed or continuous basis. The Registration Statement was declared effective by the Commission on March 12, 2013.

The Warrants were issued as part of an exchange offer completed on November 20, 2012 in reliance on Section 3(a)(9) under the Securities Exchange Act of 1934, or the Exchange Act. The Warrants were issued in exchange for warrants that were initially issued pursuant to a registered offering that closed on June 17, 2008. The shares of the Company’s common stock issuable upon the exercise of the Warrants may, upon the satisfaction of certain conditions, be issued, in connection with a master warrant agreement, dated as of November 15, 2012, entered into by and among the Company, Continental Stock Transfer and Trust Company, or the Master Warrant Agreement. The Warrants are currently exercisable and expire on or before November 20, 2019.

The Company is not required under the Master Warrant Agreement to maintain the effectiveness of the registration of the Shares and has decided to terminate the offering of common stock issuable upon exercise of the Warrants pursuant to this Form S-3. In accordance with the undertaking contained in the Form S-3 pursuant to Item 512(a)(3) of Regulation S-K, to remove unsold securities upon termination of an offering by post-effective amendment, the Company hereby deregisters all unsold shares of common stock issuable upon exercise of warrants registered pursuant to the Form S-3.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Baldwyn, Mississippi on this 24th day of January, 2014.

HANCOCK FABRICS, INC.

By:	/s/ Steven R. Morgan
Steven R. Morgan
President & Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 4 in reliance on Rule 478 of the Securities Act of 1933.